Exhibit 99.1

INVESTOR RELATIONS:	Farah Soi / Caitlin Morahan

ICR

203-682-8200

Farah.Soi@icrinc.com

Caitlin.Morahan@icrinc.com

MEDIA:	Jennifer Sanders

PERRY STREET COMMUNICATIONS

214-965-9955

JSanders@perryst.com

Stacie R. Shirley Joins Tuesday Morning Corporation as Chief Financial Officer

- Retail Finance Veteran Served Most Recently with Neiman Marcus Group -

DALLAS, December 17, 2015 — Tuesday Morning Corporation (NASDAQ:TUES), a leading off-price retailer with over 750 stores across the United States specializing in selling deeply discounted, upscale decorative home accessories, housewares, seasonal goods and famous-maker gifts, today announced that Stacie R. Shirley will join the Company as Executive Vice President, Chief Financial Officer and Treasurer, effective January 18, 2016.

Ms. Shirley brings more than 20 years of experience in finance, accounting and capital markets to Tuesday Morning. Since 2010, she has served as Senior Vice President — Finance and Treasurer for Neiman Marcus Group where, as a key member of the Executive Management team, she had responsibility for finance, capital markets and treasury operations, among other disciplines.  Ms. Shirley started at Neiman Marcus Group in 2001 as Vice President — Finance and Treasurer, where she focused on capital planning and forecasting, investor relations, risk management and internal audit.

Steven R. Becker, Tuesday Morning’s Chief Executive Officer, commented, “Stacie possesses a distinguished track record in retail finance and the public markets, and we enthusiastically welcome her to Tuesday Morning. Her proven ability to develop and execute disciplined capital investment plans will be invaluable as we rebuild the Company for long-term success.”

“More generally, I am pleased that we continue to build a balanced and deeply-experienced senior management team, all of whom are uniquely-positioned to execute on our strategic plans,” Mr. Becker concluded.

“I am excited to join the Tuesday Morning team and contribute my retail finance and capital markets expertise to the Company — particularly as it accelerates investments in a stronger, more profitable future,” Ms. Shirley added.

Prior to joining Neiman Marcus Group, Ms. Shirley served in areas of increasing responsibility at CompUSA, Inc., including Vice President — Finance and Treasurer (1999-2001), Senior Director — Financial Initiatives (1998-1999), Director of Investor Relations (1996-1998), and Regional Accounting Manager (1993-1996).  She started her career at Ernst & Young as an Auditor in 1990 and is a Certified Public Accountant.

About Tuesday Morning

Tuesday Morning Corporation (NASDAQ:TUES) is a leading off-price retailer specializing in selling deeply discounted, upscale decorative home accessories, housewares, seasonal goods and famous-maker gifts. The Company is nationally known for providing a fresh selection of brand name, high-quality merchandise - never seconds or irregulars - at prices well below those of department and specialty stores, catalogues and online retailers. Based in Dallas, Texas, the Company opened its first store in 1974 and currently operates over 750 stores in 41 states. More information and a list of store locations may be found on our website at www.tuesdaymorning.com.